UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NASDAQ PREMIUM INCOME & GROWTH FUND INC.

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NASDAQ PREMIUM INCOME & GROWTH FUND INC. (the “Fund”)

Special Meeting of Shareholders to Consider Proposals to Approve a

New Management Agreement, and New Subadvisory Agreement

Adjourned Until October 22, 2010

1-866-586-0636

Please vote now to be sure your vote is received in time for the

October 22, 2010, Adjourned Special Meeting

The Fund’s records indicated that we have not received your important vote. We urge you to vote as soon as possible in order to allow us to obtain a sufficient number of votes to hold the Meeting as scheduled and avoid the possibility of further adjournments. In order for your shares to be represented, we need to receive your instructions by the time the Meeting is convened on October 22, 2010.

In seeking to continue the management of the Fund without interruption and to effect an orderly transition to a new investment adviser to the Fund, the Board has approved, and recommends that stockholders of the Fund approve, a New Management Agreement and a New Subadvisory Agreement.

IQ Investment Advisors LLC has made it very easy for you to vote.

  Choose one of the following methods:

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Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (Monday – Friday, 9:30 a.m. to 9:00 p.m. Eastern time and Saturday, 10:00 a.m. to 6:00 p.m. Eastern time).

•	Log on to www.proxyvote.com, enter your control number printed on the proxy card and vote by following the on-screen prompts.

•	Call Toll Free the phone number on the proxy card, enter your control number printed on the card and follow the touchtone prompts.

•	Mail in your signed proxy card in the postage paid envelope provided.

Your vote is very important. Please accept our thanks for your participation in this important matter.